Aztec Announces Delay in Filing Year End Audit

HOUSTON, TX  December 22, 2010 -- Aztec Oil & Gas, Inc. (Pink Sheets: AZGS – News) announced today that it will delay filing its audited financial statements for its most recent fiscal year end until approximately the second week of January 2011.

Waylan Johnson, President of Aztec Oil & Gas Inc., stated, “On October 14, 2010, we announced we had exceeded, by two months, our goal of 100 wells drilled or under short term drilling contracts for 2010.  Obviously, we have now appreciably exceeded even that number of wells.  That accelerated activity has meant significant additional materials and transactions to audit, compared to past fiscal years, and we simply underestimated the time required to do it thoroughly.  Additionally, all the new wells in various stages of production, drilling or completion added additional complexity to the reserve calculation process.  We are using very conservative reserve numbers for reporting purposes, as the vast majority of these wells are very young in their production lives, and that also took considerably more time than we previously allotted.  We are going to experience only a short delay in filing the audited reports; however, we are diligently working to assure their accuracy and compliance.”

About Aztec Oil & Gas, Inc.

Aztec is an experienced oil and gas exploration, development and production company focusing on Texas plus other areas of the U.S.  Its interests are highly diversified; however, when it offers drilling/production partnerships, Aztec focuses primarily on shallow, Texas, low risk, development wells. When offered, those programs/partnerships are placed by FINRA registered Broker Dealers and Registered Investment Advisors with accredited investor partners and are focused primarily on oil, with natural gas normally a secondary target.

Aztec entered the sponsored drilling program industry in 2006.  Over the next two and one half years, it intentionally restricted itself to only three small, very limited Appalachian drilling partnerships in order to become fully familiar with the nuances of the sponsored drilling program industry before expanding to the Company's full capabilities.  In the summer of 2008, Aztec publicly announced it was discontinuing any natural gas drilling in Appalachia, and was ready to substantially expand its sponsored drilling program activities for oil and gas, primarily in Texas.

Since 2008, Aztec has focused most of its drilling partnerships on oil wells in Texas.  In addition to its initial three small Appalachian drilling partnerships mentioned above, Aztec has, intermittently, sponsored and closed seven other drilling/production partnerships (all of the latter focused on drilling in Texas).  Aztec Energy LLC, a wholly-owned subsidiary of Aztec, is the Managing General Partner of all Aztec drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator for such partnerships.  Through its own contributions, Aztec owns a 30% interest in all of its drilling/production partnerships.  In general clarification of its activities, in addition to its own direct corporate participations in industry partner wells, Aztec sometimes sponsors low risk, development drilling/production programs which include significant tax benefits, all of which are sold through FINRA Registered Broker Dealers and Registered Investment Advisors to Accredited Investors.  Aztec’s sponsored drilling/production programs, when offered, focus primarily on shallow oil/gas drilling, are considered unique, and also incorporate a sophisticated exit strategy for investors.

Please feel free to visit Aztec on the web at www.AztecOG.com. An option is provided on the website to join the Aztec (corporate) mailing list and receive up to date information on general Aztec activities, including all Aztec press releases.

This release/announcement/document is neither an advertisement, an offer to sell, nor a solicitation of an offer to buy securities, Units or participations of Aztec. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/announcement/document, a Memorandum, or the Aztec website, including, but not limited to, statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release/document, a Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, a Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements or historical performance as a prediction or indicator of actual or future results. Also, Aztec Oil & Gas, Inc., its officers, principals, employees, agents, subsidiaries, affiliates and consultants, and the other parties, investors, shareholders, partnerships and partners involved in any properties, programs and Aztec activities have conflicts of interests. The price received for the oil and natural gas produced from any investments, activities, properties may be less than quoted NYMEX prices at any given times. Aztec does not undertake any obligation to update any forward-looking statements, facts or other information, whether as a result of new information, future events, subsequent circumstances or otherwise. (x)

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
Shareholders@AztecOG.com